IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11
NEPHROGENEX, INC.,	Case No. 16-11074 (KG)
Debtor.[1]	**Hearing Date: 2/24/2017 at 10:00 a.m. (ET)** **Objection Deadline: 2/15/2017 at 4:00 p.m. (ET)**

DEBTOR'S MOTION FOR ORDER AUTHORIZING DEBTOR TO ENTER INTO PLAN SUPPORT AGREEMENT WITH MEDPACE, INC.

NephroGenex, Inc., the debtor and debtor-in-possession in the above-captioned chapter 11 case (the "Debtor"), hereby moves (the "Motion") for entry of an order pursuant to sections 105(a) and 363 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the "Bankruptcy Code"), and Rule 6004 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), authorizing the Debtor's entry into that certain Plan Support Agreement (the "PSA"), by and between the Debtor and Medpace, Inc. ("Medpace"), a copy of which is attached to the proposed order submitted herewith as Exhibit 1. In support of the Motion, the Debtor respectfully represents as follows:

JURISDICTION AND VENUE

1. The Court has jurisdiction to consider the Motion under 28 U.S.C. §§ 157 and 1334. This is a core proceeding under 28 U.S.C. § 157(b)(2). Venue of this case and the Motion in this District is proper under 28 U.S.C. §§ 1408 and 1409.

2. The statutory predicates for the relief requested herein are sections 105(a) and 363 of the Bankruptcy Code. Such relief also is warranted under Bankruptcy Rule 6004.

[1] The last four digits of the Debtor's federal tax identification number are 5171. The mailing address for the Debtor is 3200 Beechleaf Court, Suite 900, Raleigh, NC 27604.

BACKGROUND

A. The Chapter 11 Case

3. On April 30, 2016 (the "Petition Date"), the Debtor commenced a case by filing a petition for relief under chapter 11 of the Bankruptcy Code (the "Chapter 11 Case"). The factual background regarding the Debtor, including its business operations, capital structure and debt structure, and the events leading to the filing of the Chapter 11 Case, is set forth in detail in the Declaration of John P. Hamill in Support of Chapter 11 Petition and First Day Pleadings [Docket No. 4] (the "First Day Declaration").

4. The Debtor continues to manage and operate its business as a debtor-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

5. To date, no creditors' committee has been appointed in the Chapter 11 Case by the Office of the United States Trustee for the District of Delaware (the "U.S. Trustee"). No trustee or examiner has been appointed in the Chapter 11 Case.

6. On August 31, 2016, the Debtor filed a motion seeking approval of, among other things, bidding procedures applicable to a sale of substantially all of its assets [Docket No. 147] (the "Bidding Procedures Motion"). On November 14, 2016, having received no Qualified Bids by the Bid Deadline (as such terms are defined in the Bidding Procedures Motion), the Debtor filed the Notice of Cancellation of Auction and Related Sales Process [Docket No. 227] (the "Notice of Sale Cancellation").

7. On December 16, 2016, the Debtor filed a plan of liquidation [Docket No. 255] (the "Liquidating Plan") and the related Disclosure Statement [Docket No. 256] (the "Disclosure Statement").

B. The Circumstances Leading to the Liquidating Plan

8. The Debtor is a clinical-stage pharmaceutical company focused on developing therapeutics to treat kidney diseases. The Debtor's product pipeline includes an oral formulation of Pyridorin® (pyridoxamine dihydrochloride) ("Pyridorin"), which was being developed as a chronic, therapeutic agent to slow the progression of diabetic nephropathy, a common complication of diabetes. In 2014, Pyridorin entered into a Phase 3 program known as PYR-311 (the "Phase 3 Study") to evaluate the safety and efficacy of Pyridorin in subjects with nephropathy due to type 2 diabetes. On February 22, 2016, due to financial considerations, the Debtor's Board of Directors made the determination to pause the Phase 3 Study. Approximately two months later, the Debtor filed its petition for relief under chapter 11 of the Bankruptcy Code.

9. As described in the First Day Declaration, the Debtor filed for chapter 11 protection to preserve the Debtor's remaining assets and implement a process to sell substantially all of its assets, including all of its intellectual property relating to Pyridorin, to maximize the value of the Debtor's estate for the benefit of its creditors and other constituents.

10. On May 27, 2016, the Debtor submitted a motion to authorize the unblinding of clinical trial data from the Phase 3 Study [Docket No. 62] (the "Unblinding Motion") with the expectation that, if the clinical trial data showed positive results (as expected), the Debtor would generate greater interest in the sale of its intellectual property—and the resulting sale price would be materially higher. On June 14, 2016, the Court entered an order [Docket No. 93] approving the Unblinding Motion. Unfortunately, based on the unblinded data from the terminated Phase 3 study, there was no statistically significant difference in the change from baseline between the Pyridorin patient group and the placebo patient group at months six, nine and twelve.

11. Despite this setback, several parties remained interested in the Debtor's assets, and the Debtor continued its sale and marketing process. In the end, however, no party submitted a Qualified Bid for the Debtor's assets, and the Debtor formally terminated its sale process on November 14, 2016.

12. After that, in an effort to move the Chapter 11 Case quickly forward toward a conclusion, the Debtor filed the Liquidating Plan on December 16, 2016. As disclosed in Exhibit B to the Disclosure Statement, the Debtor projected that, under the Liquidating Plan, the Debtor's unsecured creditors would receive distributions equal to 26.8% to 37.1% of the allowed amounts of their claims.

C. The PSA and the Contemplated Plan of Reorganization

13. In early January, several weeks after filing the Liquidating Plan and related Disclosure Statement, the Debtor received a draft plan term sheet from Medpace that contemplated a restructuring of the Debtor through a chapter 11 plan of reorganization. After several weeks of good faith, arm's-length negotiations, the Debtor and Medpace have agreed upon the material terms of a plan of reorganization (the "Plan"), and have embodied those terms in the chapter 11 Plan Term Sheet (the "Term Sheet") attached to the PSA as Exhibit A.

14. The Term Sheet contemplates a plan of reorganization pursuant to which Medpace would waive its cash distribution and exchange its unsecured claim against the Debtor in the amount of $4,312,698.51 (the "Medpace Claim") for 100% of the newly-issued equity in the reorganized Debtor. The Medpace Claim is by far the largest claim against the Debtor's estate and comprises at least 65% of the unsecured claims pool. As a result of the contemplated restructuring, the Debtor's unsecured creditors are projected to receive a 39.4% to 57.7%

recovery on their claims—which is a material improvement over the projected recovery under the Debtor's Liquidating Plan.

15. In order to induce the Debtor to withdraw its Liquidating Plan and proceed with the alternative restructuring transaction proposed by Medpace and embodied in the Term Sheet, Medpace agreed to enter into the PSA with the Debtor. Under the PSA, Medpace has agreed, among other things, to support and take all reasonable actions necessary or reasonably requested by the Debtor to obtain approval of a plan of reorganization with terms consistent with those set forth in the Term Sheet. See PSA at §§ 3, 4.1(a)(2). Moreover, both the Debtor and Medpace have agreed pursuant to the PSA to negotiate in good faith all of the documents and transactions described in the Term Sheet and the PSA. See PSA at § 5(a).

16. Beyond these general terms, the PSA contains various other customary terms and conditions, the most significant of which are summarized below:[2]

Debtor's Affirmative Covenants	Subject to the terms and conditions of the PSA, and for so long as the PSA has not been terminated in accordance with its terms, the Debtor agrees to comply with the following covenants: 1. Comply with the terms of the Term Sheet and the PSA and use commercially reasonable efforts to take all actions necessary to carry out the terms of the Term Sheet and the PSA; 2. Use commercially reasonable efforts to file, by February 13, 2017, a Plan and disclosure statement acceptable to Medpace; 3. Obtain any and all required regulatory and/or third-party approvals for the restructuring embodied in the Plan; 4. (a) Continue to operate the Debtor's business in compliance with all applicable laws (except for certain SEC reporting

[2] The descriptions of the terms of the PSA provided in the Motion are intended only as a summary. In the event of any inconsistency between the descriptions set forth herein and the terms of the PSA, the terms of the PSA shall govern.

		requirements), (b) maintain the Debtor's books and records, (c) upon request, provide Medpace with financial information and reasonable access to the Debtor's books and records, (d) not take any action outside the ordinary course of business without approval from the Bankruptcy Court or consent from Medpace (which consent will not be unreasonably withheld), and (e) timely pay any and all required fees and taxes;
	5.	Not take any action that is inconsistent with the approval of the disclosure statement, the solicitation of votes on the Plan, and the confirmation of the Plan;
	6.	Provide draft copies of all material motions or applications and other material documents the Debtor intends to file with the Court to Medpace;
	7.	Object to any motion filed with the Court by a third party seeking the entry of an order (a) appointing an examiner with expanded powers or a trustee, (b) converting the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code, or (c) dismissing the Chapter 11 Case;
	8.	Provide prompt written notice to Medpace of (a) the occurrence, or failure to occur, of any event that, to the Debtor's knowledge, would be likely to cause (1) any representation or warranty of the Debtor contained in the PSA to be untrue or inaccurate in any material respect, (2) any covenant of the Debtor contained in the PSA not to be satisfied in any material respect or (3) any condition precedent contained in the Plan, the Term Sheet or the PSA not to occur or become impossible to satisfy, (b) the receipt of any written notice from any third party alleging that the consent of such party is or may be required in connection with the transactions contemplated by the restructuring, (c) the receipt of any written notice from any governmental body in connection with the PSA or the transactions contemplated by the restructuring, (d) the receipt of any written notice of any proceeding commenced, or, to the knowledge of the Debtor, threatened against the Debtor, relating to or involving or otherwise affecting in any material respect the transactions contemplated by the restructuring, and (e) any failure of the Debtor to comply, in any material respect, with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the PSA;

	9. Use commercially reasonable efforts to prosecute confirmation of the Plan; 10. Use commercially reasonable efforts to obtain confirmation of the Plan by entry of an order of the Court (which order shall be in form and substance acceptable to Medpace) as soon as reasonably practicable and in no event later than May 17, 2017; 11. Use commercially reasonable efforts to satisfy all conditions to the effectiveness of the Plan and consummate the Plan as soon as reasonably practicable and in no event later than May 31, 2017; 12. Use commercially reasonable efforts to, within five business days after execution of the PSA, file a motion seeking entry of an order approving the Debtor's entry into the PSA; and 13. Promptly notify Medpace in writing following the receipt in writing of any notice of any governmental or third party complaints, litigations, investigations or hearings (or communications indicating that the same may be contemplated or threatened), in any such case which would reasonably be anticipated to have a material adverse effect on the Term Sheet or the Plan. See PSA at § 4.2(a).
Debtor's Negative Covenants	Subject to the terms and conditions of the PSA, and for so long as the PSA has not been terminated in accordance with its terms, the Debtor shall not, directly or indirectly, permit to occur any of the following: 1. Modify the Plan, in whole or in part, in a manner that is materially inconsistent with the PSA or the Term Sheet, absent the written consent of Medpace; 2. Take any action that is materially inconsistent with the PSA or the Term Sheet, or that would delay or obstruct the proposal, solicitation, confirmation or consummation of the Plan; 3. Amend or modify (other than technical, non-substantive modifications, which changes shall not in any event be adverse to Medpace) the Term Sheet or the Plan, absent the written consent of Medpace;

<table>
<tr><td></td><td>4. File any motion or pleading with the Court that, in whole or in part, is not consistent in any material respect with the PSA, the Term Sheet or the Plan;

5. Move for an order from the Court authorizing or directing the assumption or rejection of a material executory contract (including, without limitation, any employment agreement or employee benefit plan) or unexpired lease other than in accordance with the Term Sheet or the Plan;

6. Amend or propose to amend the Debtor's certificate or articles of incorporation, bylaws or comparable organizational documents, unless done so in accordance with the Plan;

7. Issue, sell, pledge, dispose of or encumber, redeem, purchase or acquire any security;

8. Incur any capital expenditures other than in the ordinary course of business, in the amounts consistent with historical business practices, and without the advance consent of Medpace;

9. Incur or suffer any material indebtedness;

10. Hire any executive or employee without the express consent of Medpace;

11. Allow or settle claims or any pending litigation not otherwise insured under the Debtor's insurance policies and paid for by the Debtor's applicable insurance carrier, absent the written consent of Medpace (such consent not to be unreasonably withheld); and

12. Withdraw or revoke the Plan or publicly announce the Debtor's intention not to pursue the Plan.

<u>See</u> PSA at § 4.2(b).</td></tr>
<tr><td><u>Mutual Representations, Warranties and Covenants</u></td><td>Each of the Debtor and Medpace make the following representations, warranties and covenants to the other party, each of which are continuing representations, warranties and covenants:

1. Each party agrees to negotiate in good faith all of the documents and transactions described in the Term Sheet and in the PSA;</td></tr>
</table>

	2. Each party is validly existing and in good standing under the laws of the state or other jurisdiction of its organization or under the Bankruptcy Code, and the PSA is a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws; 3. Except as expressly provided in the PSA, each party has all requisite direct or indirect power and authority to enter into the PSA and to carry out the Plan contemplated by, and perform its respective obligations under, the PSA; 4. The execution and delivery of the PSA and the performance of its obligations under the PSA have been duly authorized by all necessary action on the part of each party and no consent, approval or action of, filing with or notice to any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement (except, with respect to the Debtor, approval of the Court); 5. The execution, delivery, and performance of the PSA does not and shall not: (a) violate any provision of law, rule or regulations applicable to it; (b) violate its certificate of incorporation, bylaws (or other formation documents in the case of a limited liability company), if any; or (c) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party; 6. Each party has been represented by legal counsel of its choosing in connection with the PSA and the transactions contemplated by the PSA, has had the opportunity to review the PSA with its legal counsel and has not relied on any statements made by any other party or its legal counsel as to the meaning of any term or condition contained in the PSA or in deciding whether to enter into the PSA or the transactions contemplated thereby; and 7. Each party is unaware of: (i) the existence of any secured claims in the Debtor's Chapter 11 Case, other than the secured claim asserted by Canon Financial Services, Inc. (Claim No. 65); and (ii) any material unpaid tax liabilities. <u>See</u> PSA at § 5.

Debtor's "Fiduciary Out"	Nothing in the PSA shall prevent the Debtor from taking or failing to take any action that it is obligated to take (or not take, as the case may be) in the performance of any fiduciary duty or as otherwise required by applicable law which the Debtor owes to any other person or entity under applicable law. See PSA at §§ 4.2(b), 6.2(c).
Medpace Termination Events	Medpace may terminate its obligations and liabilities under the PSA upon three business days prior written notice, upon the occurrence and continuation of any of the following events: 1. the Debtor does not execute the PSA on or before February 1, 2017; 2. the Debtor does not file a motion with the Court seeking entry of an order approving the Debtor's entry into the PSA (the "Approval Order") within five business days after execution of the PSA; 3. the Court fails to enter the Approval Order within 30 days after the filing of the motion seeking approval of the Debtor's entry into the PSA; 4. the Debtor does not withdraw the currently-filed solicitation procedures motion, disclosure statement and related plan of liquidation [Doc. Nos. 255-57] on or before February 13, 2017; 5. the Debtor does not file a Plan and disclosure statement acceptable to Medpace on or before February 13, 2017; 6. the Court (i) enters an order denying confirmation of the Plan, or (ii) fails to enter an order approving the Plan on or before May 17, 2017; 7. the Plan effective date shall not have occurred by May 31, 2017; 8. the breach or noncompliance in any respect by the Debtor of (or failure to satisfy) any of the obligations, representations, warranties or covenants of the Debtor set forth in the PSA that remains uncured for five business days after the receipt by the Debtor of written notice of such breach, but solely to the extent such breach or noncompliance is materially adverse to Medpace or materially affects the ability of the Debtor or Medpace to consummate the transactions contemplated by the PSA;

	9. the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that would have a material adverse impact on the consummation of the Plan (taken as a whole); 10. the Court enters an order terminating the Debtor's exclusive right to file a plan of reorganization pursuant to section 1121 of the Bankruptcy Code; and 11. exercise by the Debtor of its "fiduciary out" as debtor-in-possession as provided for in Sections 4.2 and 6.2 of the PSA. See PSA at § 6.1.
Debtor Termination Events	The Debtor may terminate its obligations and liabilities under the PSA upon three business days prior written notice upon the occurrence of any of the following events: 1. the breach or noncompliance by Medpace of (or failure to satisfy) any of the obligations, representations, warranties, or covenants of Medpace set forth in the PSA that remains uncured for five business days after the receipt by Medpace of written notice of such breach, but solely to the extent such breach or noncompliance is materially adverse to the Debtor or materially affects the ability of the Debtor or Medpace to consummate the transactions contemplated by the PSA; 2. the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that would have a material adverse impact on the consummation of the Plan (taken as a whole); or 3. the Debtor's determination that proceeding with the transactions contemplated by the PSA would be inconsistent with the continued exercise of its fiduciary duties or would otherwise violate applicable law. See PSA at § 6.2.
Certain Acknowledgements of the Parties Regarding Fiduciary Duties	(a) the PSA shall not be construed to limit exercise by the Debtor or any member of the Debtor's board of directors of their fiduciary duties to any person or entity, including but not limited to those arising from the Debtor's status as a debtor or debtor-in-possession under the Bankruptcy Code or under other applicable law;

	(b) Medpace has no fiduciary duty or other duties or responsibilities to the Debtor, except as expressly provided in the PSA or in the Term Sheet; and (c) Medpace has no fiduciary duty or other duties or responsibilities to any of the Debtor's creditors. See PSA at § 9.10.
Specific Performance	The PSA is intended as a binding commitment enforceable in accordance with its terms against the parties thereto. It is understood and agreed by each of the parties that money damages would not be a sufficient remedy for any breach of the PSA, and each non-breaching party shall be entitled to specific performance and injunctive relief or other equitable relief as remedy of any such breach. See PSA at § 9.15.
Automatic Stay	The parties acknowledge that the giving of notice or termination by any party pursuant to the PSA shall not be violation of the automatic stay of section 362 of the Bankruptcy Code. Specifically, the Debtor acknowledges and agrees and shall not dispute that the giving of notice of termination by Medpace pursuant to the PSA shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and the Debtor waives, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice). See PSA at § 9.17.

RELIEF REQUESTED

17. By the Motion, the Debtor seeks entry of an order pursuant to sections 105(a) and 363 of the Bankruptcy Code and Bankruptcy Rule 6004 authorizing the Debtor to enter into the PSA with Medpace.

BASIS FOR RELIEF AND APPLICABLE AUTHORITY

18. The Debtor seeks authority to enter into the PSA pursuant to section 363(b)(1) of the Bankruptcy Code. That section provides, in pertinent part, that "[t]he trustee, after notice and a hearing, may use, sell or lease, other than in the ordinary course of business, property of the estate . . . ." 11 U.S.C. § 363(b)(1). Under section 363(b) of the Bankruptcy Code, courts require only that the debtor show "a sound business purpose justifies such actions." In re Montgomery Ward Holding Corp., 242 B.R. 147, 153 (Bankr. D. Del. 1999); In re Del. & Hudson Ry. Co., 124 B.R. 169, 175-76 (D. Del. 1991); Myers v. Martin (In re Martin), 91 F.3d

389, 395 (3d Cir. 1996) (citing Fulton State Bank v. Schipper (In re Schipper), 933 F.2d 513, 515 (7th Cir. 1991)); Comm. of Equity Sec. Holders v. Lionel Corp. (In re Lionel Corp.), 722 F.2d 1063, 1070 (2d Cir. 1983); Comm. of Asbestos-Related Litigants v. Johns-Manville Corp. (In re Johns Manville Corp.), 60 B.R. 612, 616 (Bankr. S.D.N.Y. 1986) ("Where the debtor articulates a reasonable basis for its business decisions (as distinct from a decision made arbitrarily or capriciously), courts will generally not entertain objections to the debtor's conduct").

19. Once a debtor has articulated a sound business purpose, "the law vests a debtor's decision to use property out of the ordinary course of business with a 'strong presumption' that corporate business decisions are made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the company." In re 1031 Tax Group, LLC, No. 07-11448 (MG), 2007 WL 2085384, *5 (Bankr. S.D.N.Y. 2007) (citing Official Comm. of Subordinated Bondholders v. Integrated Res., Inc. (In re Integrated Res., Inc.), 147 B.R. 650, 656 (S.D.N.Y. 1992)); see also In re Tower Air, Inc., 416 F.3d 229, 238 (3d Cir. 2005) (stating that "the business judgment rule is a presumption that directors act in good faith, on an informed basis, honestly believing that their action is in the best interests of the company" and stating further that "[o]vercoming the presumptions of the business judgment rule on the merits is a near-Herculean task"). This presumption "shields corporate decision makers and their decisions from judicial second-guessing." Integrated Res., 147 B.R. at 656 (internal citation omitted).

20. This Court previously has upheld the general validity of post-petition plan support agreements in In re Indianapolis Downs, LLC, 486 B.R. 286 (Bankr. D. Del. 2013). As the Court explained, there is no *a priori* prohibition in the Bankruptcy Code on plan support agreements "[w]hen [the] deal is negotiated in good faith between a debtor and sophisticated

parties, and that arrangement is memorialized a written commitment and promptly disclosed." Id. at 296.

21. Courts have looked to In re Innkeepers USA Trust, 442 B.R. 227 (Bankr. S.D.N.Y. 2010) for an illustrative list of five factors to be considered in determining whether to authorize a debtor to enter into a specific plan support agreement. Those five factors are: (a) whether the plan support agreement resulted from good-faith, disinterested, arm's-length negotiations; (b) whether the debtor is exercising due care in entering into the plan support agreement; (c) whether the plan support agreement provides value to the estate and the chapter 11 process; (d) whether the benefits of the plan support agreement outweigh the burdens; and (e) whether the plan support agreement contains a "fiduciary out." See id. at 231-35.

22. The Debtor submits that each of these five factors is met here. First, the PSA is the result of extensive, arm's-length negotiations between the Debtor and Medpace, each of which was represented by sophisticated and able counsel. Second, the Debtor has exercised due care in entering into the PSA: the Debtor has explored all other opportunities to maximize the value of the estate and the only reasonable alternative to the plan contemplated by the PSA is the Liquidating Plan, which plan would provide a lower recovery to the Debtor's unsecured creditors. Third, the PSA provides significant value to the estate by exchanging the Medpace Claim in the amount of $4,312,698.51 for 100% of the equity in the Reorganized Debtor, and thereby substantially increases the percentage recovery of all other unsecured creditors of the estate. Fourth, the only harm that could befall the estate by entering into the PSA is delay in confirming a chapter 11 plan, thereby increasing administrative costs and decreasing the funds available for distribution to creditors of the estate. However, because the PSA provides for specific performance, the likelihood that the plan contemplated by the PSA will not be

consummated by Medpace is minimized. Therefore the benefit to the estate in entering into the PSA clearly outweighs any potential harm. Finally, the PSA contains an explicit fiduciary out and reserves entirely to the Debtor the right to determine if its fiduciary duties require that it abandon the PSA.

23. As set forth above, the Debtor believes that there are significant business justifications for entering into the PSA. In particular, the Debtor believes that the plan of reorganization contemplated in the PSA and Term Sheet will result in the creditors of the estate receiving a greater distribution on account of their claims—between 39.4% to 57.7%—than they are projected to receive under the Debtor's Liquidating Plan, or is otherwise possible under the circumstances of this case.

24. As a result, the Debtor submits that entering into the PSA is in the best interests of the Debtor, its estate and its creditors.

NO PRIOR REQUEST

25. No previous request for the relief sought herein has been made to this or any other court.

REQUEST FOR WAIVER OF STAY

26. The Debtor requests a waiver of any stay of the effectiveness of the order approving the relief requested in the Motion. Pursuant to Bankruptcy Rule 6004(h), "[a]n order authorizing the use, sale, or lease of property other than cash collateral is stayed until the expiration of 14 days after entry of the order, unless the court orders otherwise." Fed. R. Bankr. P. 6004(h). The Debtor submits that, here, where the parties must move forward quickly with the filing of a plan of reorganization and related disclosure statement in order to meet the deadlines imposed by the PSA (which are necessary to conserve the limited funds available in the Debtor's

estate), the order authorizing the Debtor's entry into the PSA must be immediately effective to avoid unnecessary delay. Accordingly, the Debtor submits that ample cause exists to justify a waiver of the 14-day stay imposed by Bankruptcy Rule 6004(h), to the extent that such rule applies.

NOTICE

27. Notice of the Motion will be given to: (i) the U.S. Trustee; (ii) Medpace; (iii) the parties included on the Debtor's list of twenty (20) largest unsecured creditors; and (iv) all parties entitled to notice pursuant to Del. Bankr. L.R. 2002-1(b). The Debtor submits that, under the circumstances, no other or further notice is required.

CONCLUSION

WHEREFORE, the Debtor respectfully requests that the Court enter an order, substantially in the form attached hereto, granting the relief requested in the Motion and such other and further relief as may be just and proper.

Dated: Wilmington, Delaware
February 1, 2017

COLE SCHOTZ P.C.

/s/ David R. Hurst

David R. Hurst (I.D. No. 3743)
500 Delaware Avenue, Suite 1410
Wilmington, Delaware 19801
Telephone: (302) 652-3131
Facsimile: (302) 652-3117

– and –

Jacob S. Frumkin
1325 Avenue of the Americas, 19th Floor
New York, New York 10019
Telephone: (212) 752-8000
Facsimile: (212) 752-8393

Counsel for Debtor and
Debtor-in-Possession

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	:	Chapter 11
NEPHROGENEX, INC.,	:	Case No. 16-11074 (KG)
Debtor.[1]	:	**Hearing Date: 2/24/2017 at 10:00 a.m. (ET)** **Objection Deadline: 2/15/2017 at 4:00 p.m. (ET)**

NOTICE OF HEARING ON DEBTOR'S MOTION
FOR ORDER AUTHORIZING THE DEBTOR TO ENTER
INTO PLAN SUPPORT AGREEMENT WITH MEDPACE, INC.

TO: (i) the U.S. Trustee; (ii) Medpace, Inc.; (iii) the parties included on the Debtor's list of twenty (20) largest unsecured creditors; and (iv) all parties entitled to notice pursuant to Del. Bankr. L.R. 2002-1(b).

PLEASE TAKE NOTICE that, on February 1, 2017, the above-captioned debtor and debtor-in-possession (the "Debtor") filed the **Debtor's Motion For Order Authorizing the Debtor to Enter into Plan Support Agreement with Medpace, Inc.** (the "Motion") with the United States Bankruptcy Court for the District of Delaware (the "Court").

An objection, if any, to the Motion must be in writing, filed with the Court, 824 Market Street, 3rd Floor, Wilmington, Delaware 19801, and served upon undersigned counsel for the Debtor, so that it is received **on or before 4:00 p.m. (ET) on February 15, 2017**.

A HEARING ON THE MOTION WILL BE HELD ON **FEBRUARY 24, 2017 AT 10:00 A.M. (ET)** BEFORE THE HONORABLE KEVIN GROSS, UNITED STATES BANKRUPTCY JUDGE, UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE, 824 NORTH MARKET STREET, 6TH FLOOR, COURTROOM NO. 3, WILMINGTON, DE 19801.

---

[1] The last four digits of the Debtor's federal tax identification number are 5171. The mailing address for the Debtor is 3200 Beechleaf Court, Suite 900, Raleigh, NC 27604.

IF YOU FAIL TO RESPOND IN ACCORDANCE WITH THIS NOTICE, THE COURT MAY GRANT THE RELIEF REQUESTED BY THE MOTION WITHOUT FURTHER NOTICE OR HEARING.

Dated: Wilmington, Delaware
February 1, 2017

COLE SCHOTZ P.C.

/s/ David R. Hurst
David R. Hurst (I.D. No. 3743)
500 Delaware Avenue, Suite 1410
Wilmington, Delaware 19801
Telephone: (302) 652-3131
Facsimile: (302) 652-3117

– and –

Jacob S. Frumkin
1325 Avenue of the Americas, 19th Floor
New York, New York 10019
Telephone: (212) 752-8000
Facsimile: (212) 752-8393

Counsel for Debtor and Debtor-in-Possession

EXHIBIT 1

Plan Support Agreement

UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re NEPHROGENEX, INC., Debtor.[1]	Chapter 11 Case No. 16-11074 (KG)

PLAN SUPPORT AGREEMENT

This PLAN SUPPORT AGREEMENT (the "Agreement") is made and entered into as of February 1, 2017, by and among: (a) NephroGenex, Inc., the debtor and debtor-in-possession (the "Debtor") in the above-captioned chapter 11 case (the "Chapter 11 Case"); and (b) Medpace, Inc. ("Medpace"). Medpace is referred herein as the "Supporting Party." The Debtor and the Supporting Party are referred herein as the "Parties" and individually as a "Party".

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the plan term sheet attached hereto as Exhibit A, which term sheet is expressly incorporated by reference herein and made a part of this Agreement as if fully set forth herein (as such term sheet may be amended or modified, the "Plan Term Sheet").

RECITALS

WHEREAS, on April 30, 2016, the Debtor filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code, 11 U.S.C. §§ 101 - *et seq.* (the "Bankruptcy Code") with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court");

WHEREAS, on or about March 25, 2014, Medpace and NephroGenex entered into the Amended and Restated Master Services Agreement (as further amended, the "MSA");

WHEREAS, Medpace asserts a claim against the Debtor for defaults under the MSA in the amount of $4,312,698.51, which claim was timely filed and assigned proof of claim number 71, and will be amended to this reduced amount after entry of the Approval Order (the "Medpace Claim");

WHEREAS, Medpace agrees to waive its cash distribution and exchange the Medpace Claim for 100% of the equity in the Reorganized Debtor;

[1] The last four digits of the Debtor's federal tax identification number are 5171. The mailing address for the Debtor is 3200 Beechleaf Court, Suite 900, Raleigh, NC 27604.

WHEREAS, the Debtor is prepared to perform its obligations hereunder subject to the terms and conditions of the Plan Term Sheet and this Agreement, including, among other things, seeking (a) Bankruptcy Court approval of an order approving the Debtor's entry into this Agreement (the "Approval Order"); and (b) confirmation of a chapter 11 plan (the "Plan"), which will effect a reorganization of the Debtor;

WHEREAS, the Supporting Party is prepared to perform its obligations hereunder subject to the terms and conditions of the Plan Term Sheet and this Agreement, including, without limitation, working with the Debtor to obtain Bankruptcy Court approval of this Agreement and the Plan;

WHEREAS, in expressing its support for the Agreement and the Plan (pursuant to the terms and conditions of this Agreement), the Supporting Party recognizes that certain undertakings contemplated by this Agreement are subject to the requirements of applicable bankruptcy law;

WHEREAS, each Party has reviewed or has had the opportunity to review the Plan Term Sheet and the Supporting Party has agreed to support the Plan pursuant to the terms contained in the Plan Term Sheet and the terms and conditions set forth in this Agreement; and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the matters discussed in the Term Sheet and hereunder.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1. Agreement Effective Date; Conditions to Effectiveness.

This Agreement shall be effective and binding (a) with respect to the Supporting Party, immediately upon obtaining its signature; and (b) with respect to the Debtor, automatically upon entry of the Approval Order retroactively to the date of this Agreement (the "Agreement Effective Date"). The Debtor shall seek and obtain entry of the Approval Order pursuant to Sections 6.1(a) and 6.1(b) hereof.

Section 2. Plan Term Sheet.

The Plan Term Sheet is expressly incorporated herein and is made part of this Agreement; provided, however, the Plan Term Sheet is supplemented by the terms and conditions of this Agreement. In the event of any inconsistency between the terms of this Agreement and the Plan Term Sheet, the conflicting term of the Plan Term Sheet shall control and govern subject to the terms of Section 6.3.

Section 3. The Plan.

Each Party acknowledges and agrees that the terms and conditions expressly set forth in this Agreement are acceptable in all respects. The Plan and all other Definitive Documents (as

defined herein) shall be in accordance with the terms set forth in the Plan Term Sheet and this Agreement.

Section 4. Commitments Regarding the Plan.

4.1 Agreement of the Supporting Party.

Subject to the terms and conditions hereof, and for so long as this Agreement has not been terminated in accordance with its terms, the Supporting Party agrees to comply with the following covenants, as applicable:

(a) Consummation of the Plan.

(1) The Supporting Party hereby covenants and agrees to comply with the terms of the Plan Term Sheet and this Agreement and use commercially reasonable efforts to take all actions necessary to carry out the terms of the Plan Term Sheet and this Agreement; and

(2) The Supporting Party covenants and agrees to support and take all reasonable actions necessary or reasonably requested by the Debtor to obtain approval of the disclosure statement, and confirmation and consummation of the Plan (it being understood that the Supporting Party shall not be required to incur any costs, expense or liability in connection therewith).

This Agreement, including the foregoing provisions of this Section 4.1(a) will not (i) limit the rights of the Supporting Party to appear and participate as a party in interest in any matter to be adjudicated in the Chapter 11 Case, so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement, the Plan Term Sheet, or the terms of the proposed Plan, and, other than as a result of actions or omissions the Supporting Party takes or does not take in good faith to enforce its rights under this Agreement, the Plan Term Sheet, or the terms of the proposed Plan, do not hinder, delay or prevent consummation of the proposed Plan; or (ii) prohibit the Supporting Party from appearing in proceedings for the purpose of contesting whether any matter of fact is or results in a breach of, or is inconsistent with, this Agreement or the Plan Term Sheet (so long as such appearance is not for the purpose of hindering or intending to hinder, the Plan) or for the purpose of taking such action as may be necessary in the discretion of the Supporting Party to protect the Supporting Party's interests upon such breach; provided, that the Debtor hereby reserves its right to oppose such relief; provided, further that except as expressly provided herein, this Agreement and all communications and negotiations between the Parties with respect hereto or any of the transactions contemplated hereunder are without waiver or prejudice to the Parties' rights and remedies and the Parties hereby reserve all claims, defenses and positions that they may have with respect to each other in the event the Plan is not consummated or this Agreement terminates; and (iii) limit the ability of the Supporting Party to prosecute, take any action and demand full payment with respect to any of its claims, including administrative or cure claims, provided such prosecution, action and/or demand is in accordance with this Agreement.

4.2 Obligations of the Debtor.

(a) Affirmative Covenants

Subject to the terms and conditions hereof, and for so long as this Agreement has not been terminated in accordance with its terms, the Debtor agrees to comply with the following covenants:

(1) Comply with the terms of the Plan Term Sheet and this Agreement and use commercially reasonable efforts to take all actions necessary to carry out the terms of the Plan Term Sheet and this Agreement;

(2) Use commercially reasonable efforts to file, within the timeframe contemplated by Section 6.1(e), a Plan and disclosure statement acceptable to the Supporting Party;

(3) Obtain any and all required regulatory and/or third-party approvals for the restructuring embodied in the Plan;

(4) (a) Continue to operate its business in compliance with all applicable laws, except for certain SEC reporting requirements, (b) maintain its books and records, (c) upon request, provide the Supporting Party with financial information and reasonable access to the Debtor's books and records, (d) not take any action outside the ordinary course of business without approval from the Bankruptcy Court or consent from the Supporting Party (which consent not to be unreasonably withheld), and (e) timely pay any and all required fees and taxes;

(5) Not take any action that is inconsistent with the approval of the disclosure statement, the solicitation of votes on the Plan, and the confirmation;

(6) Provide draft copies of all material motions or applications and other material documents the Debtor intends to file with the Bankruptcy Court to the Supporting Party;

(7) Object to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (a) appointing an examiner with expanded powers or a trustee, (b) converting the chapter 11 case to a case under chapter 7 of the Bankruptcy Code, or (c) dismissing the chapter 11 case;

(8) Provide prompt written notice to the Supporting Party between the date hereof and the Plan effective date (unless notice is already provided to the Supporting Party) of (a) the occurrence, or failure to occur, of any event that, to the Debtor's knowledge, would be likely to cause (1) any representation or warranty of the Debtor contained in this Agreement to be untrue or inaccurate in any material respect, (2) any covenant of the Debtor contained in this Agreement not to be satisfied in any material respect or (3) any condition precedent contained in the Plan, the Plan Term Sheet or this Agreement not to occur or become impossible to satisfy, (b) the receipt of any written notice from any third party alleging that the consent of such party is or may be required in connection with the

transactions contemplated by the restructuring, (c) the receipt of any written notice from any governmental body in connection with this Agreement or the transactions contemplated by the restructuring, (d) the receipt of any written notice of any proceeding commenced, or, to the knowledge of the Debtor, threatened against the Debtor, relating to or involving or otherwise affecting in any material respect the transactions contemplated by the restructuring, and (e) any failure of the Debtor to comply, in any material respect, with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

(9) Use commercially reasonable efforts to prosecute confirmation of the Plan;

(10) Use commercially reasonable efforts to obtain confirmation of the Plan by entry of an order of the Bankruptcy Court (which order shall be in form and substance acceptable to the Supporting Party) as soon as reasonably practicable and in no event later than May 17, 2017;

(11) Use commercially reasonable efforts to satisfy all conditions to the effectiveness of the Plan and consummate the Plan as soon as reasonably practicable and in no event later than May 31, 2017;

(12) Use commercially reasonable efforts to, within five business days after execution of this Agreement, file a motion seeking entry of an order approving the Debtor's entry into this Agreement; and

(13) Promptly notify the Supporting Party in writing following the receipt in writing of any notice of any governmental or third party complaints, litigations, investigations or hearings (or communications indicating that the same may be contemplated or threatened), in any such case which would reasonably be anticipated to have a material adverse effect on the Plan Term Sheet or the Plan.

(b) Negative Covenants

Subject to the terms and conditions hereof, and for so long as this Agreement has not been terminated in accordance with its terms, the Debtor shall not, directly or indirectly, permit to occur any of the following:

(1) Modify the Plan, in whole or in part, in a manner that is materially inconsistent with this Agreement or the Plan Term Sheet, absent the written consent of the Supporting Party;

(2) Take any action that is materially inconsistent with this Agreement or the Plan Term Sheet, or that would delay or obstruct the proposal, solicitation, confirmation, or consummation of the Plan;

(3) Amend or modify (other than technical, non-substantive modifications, which changes shall not in any event be adverse to the Supporting Party)

the Plan Term Sheet or the Plan, absent the written consent of the Supporting Party;

(4) File any motion or pleading with the Bankruptcy Court that, in whole or in part, is not consistent in any material respect with this Agreement, the Plan Term Sheet or the Plan;

(5) Move for an order from the Bankruptcy Court authorizing or directing the assumption or rejection of a material executory contract (including, without limitation, any employment agreement or employee benefit plan) or unexpired lease other than in accordance with the Plan Term Sheet or the Plan;

(6) Amend or propose to amend its respective certificate or articles of incorporation, bylaws or comparable organizational documents, unless done so in accordance with the Plan;

(7) Issue, sell, pledge, dispose of or encumber, redeem, purchase, or acquire any security;

(8) Incur any capital expenditures other than in the ordinary course of business, in the amounts consistent with historical business practices, and without the advance consent of the Supporting Party;

(9) Incur or suffer any material indebtedness;

(10) Hire any executive or employee without the express consent of the Supporting Party;

(11) Allow or settle claims or any pending litigation not otherwise insured under the Debtor's insurance policies and paid for by the Debtor's applicable insurance carrier, absent the written consent of the Supporting Party (such consent not to be unreasonably withheld); and

(12) Withdraw or revoke the Plan or publicly announce its intention not to pursue the Plan.

Notwithstanding anything in this Section 4.2, nothing in this Agreement shall prevent the Debtor from taking or failing to take any action that it is obligated to take (or not take, as the case may be) in the performance of any fiduciary duty or as otherwise required by applicable law which the Debtor owes to any other person or entity under applicable law, provided, that it is agreed that any such action that results in a Termination Event hereunder shall be subject to the provisions set forth in Sections 6.1 and 6.3 hereto. The Debtor represents to the Supporting Party (without giving consideration or effect to the immediately preceding sentence) that as of the Agreement Effective Date, based on the facts and circumstances actually known by the Debtor as of the Agreement Effective Date, the Debtor's entry into this Agreement is consistent with all of its fiduciary duties.

4.3 Definitive Documents.

Each Party hereby covenants and agrees, severally and not jointly, to (i) negotiate in good faith each of the documents implementing, achieving and relating to the Plan, including without limitation, (a) the Plan, any disclosure statement and solicitation materials related thereto, and the Approval Order, (b) the proposed order approving and confirming the Plan (the "Confirmation Order"), and (c) any documents pertaining to regulatory requirements that must be met and the preservation of any intellectual property, tax, or other assets of the Debtor (collectively with the documents specified in subparts (a) and (b), the "Definitive Documents"), which Definitive Documents shall contain terms and conditions consistent in all respects with the Plan Term Sheet and this Agreement; and (ii) execute (to the extent such Party is a party thereto) and otherwise support the Definitive Documents.

Each Party shall have the right to review and comment on the Definitive Documents, and such documents shall be reasonably acceptable to the Parties in form and substance prior to filing with the Bankruptcy Court, which consent shall not be unreasonably withheld (if consent is withheld, the Party withholding consent shall have the burden of proving that consent was reasonably withheld). If any of the Definitive Documents are not reasonably acceptable to either of the Parties, such Party may object to them, and the rights of the other Party to respond are preserved.

Section 5. <u>Mutual Representations, Warranties, and Covenants.</u>

Each Party makes the following representations, warranties, and covenants to the other Party, each of which are continuing representations, warranties, and covenants:

(a) Each Party agrees to negotiate in good faith all of the documents and transactions described in the Plan Term Sheet and in this Agreement;

(b) It is validly existing and in good standing under the laws of the state or other jurisdiction of its organization or under the Bankruptcy Code, and, subject to Section 1, this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws;

(c) Except as expressly provided in this Agreement, it has all requisite direct or indirect power and authority to enter into this Agreement and to carry out the Plan contemplated by, and perform its respective obligations under, this Agreement;

(d) The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part and no consent, approval or action of, filing with or notice to any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement;

(e) The execution, delivery, and performance of this Agreement does not and shall not: (a) violate any provision of law, rule, or regulations applicable to it; (b) violate its certificate of incorporation, bylaws (or other formation documents in the case of a limited liability company), if any; or (c) conflict with, result in a

breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party;

(f) It has been represented by legal counsel of its choosing in connection with this Agreement and the transactions contemplated by this Agreement, has had the opportunity to review this Agreement with its legal counsel and has not relied on any statements made by any other Party or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement or the transactions contemplated hereby; and

(g) Each Party is unaware of the existence of (i) any secured claims in the Debtor's Chapter 11 Case other than the secured claim of Canon Financial Services, Inc. (claim no. 65); and (ii) any material unpaid tax liabilities.

Section 6. <u>Termination Events.</u>

Mutual Termination. This Agreement may be terminated by mutual agreement of the Debtor and the Supporting Party upon the receipt of written notice delivered in accordance with Section 9.11 hereof.

6.1 Supporting Party Termination Events.

The Supporting Party may terminate its obligations and liabilities under this Agreement upon three business days prior written notice delivered to the Parties identified in Section 9.11 and in accordance with Section 9.11 hereof, upon the occurrence and continuation of any of the following events (each, a "Supporting Party Termination Event"):

(a) the Debtor does not execute this Agreement on or before February 1, 2017;

(b) the Debtor does not file a motion with the Bankruptcy Court seeking entry of the Approval Order within five business days after execution of this Agreement;

(c) the Bankruptcy Court fails to enter an order approving the Approval Order within 30 days after the filing of the motion seeking its approval;

(d) the Debtor does not withdraw the solicitation procedures motion, disclosure statement and related plan of liquidation [Doc. Nos. 255-57] on or before February 13, 2017;

(e) the Debtor does not file a Plan and disclosure statement acceptable to the Supporting Party on or before February 13, 2017;

(f) the Bankruptcy Court (i) enters an order denying confirmation of the Plan, or (ii) fails to enter the Confirmation Order approving the Plan on or before May 17, 2017;

(g) the Plan Effective Date shall not have occurred by May 31, 2017;

(h) the breach or noncompliance by the Debtor of (or failure to satisfy) any of the obligations, representations, warranties, or covenants of the Debtor set forth in this Agreement (including, without limitation, in Sections 4.2 and 4.3 hereto) that

remains uncured for five business days after the receipt by the Debtor of written notice of such breach, but solely to the extent such breach or noncompliance is materially adverse to the Supporting Party or materially affects the ability of the Debtor or the Supporting Party to consummate the transactions contemplated herein;

(i) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that would have a material adverse impact on the consummation of the Plan (taken as a whole);

(j) the Bankruptcy Court enters an order terminating the Debtor's exclusive right to file a plan of reorganization pursuant to section 1121 of the Bankruptcy Code; and

(k) exercise by the Debtor of its "fiduciary out" as debtor-in-possession as provided for in Sections 4.2 and 6.2 of this Agreement.

6.2 Debtor Termination Events.

The Debtor may terminate its obligations and liabilities under this Agreement upon three business days prior written notice delivered to the Parties identified in Section 9.11 in accordance with Section 9.11 hereof, upon the occurrence of any of the following events (each, a "Debtor Termination Event" and together with the Supporting Party Termination Events, the "Termination Events", and each a "Termination Event"):

(a) the breach or noncompliance by the Supporting Party of (or failure to satisfy) any of the obligations, representations, warranties, or covenants of the Supporting Party set forth in this Agreement (including, without limitation, in Sections 4.1 and 4.3 hereto) that remains uncured for five business days after the receipt by the Supporting Party of written notice of such breach, but solely to the extent such breach or noncompliance is materially adverse to the Debtor or materially affects the ability of the Debtor or the Supporting Party to consummate the transactions contemplated herein;

(b) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that would have a material adverse impact on the consummation of the Plan (taken as a whole); or

(c) the Debtor's determination that proceeding with the transactions contemplated by this Agreement would be inconsistent with the continued exercise of its fiduciary duties or would otherwise violate applicable law.

6.3 Effect of Termination.

(a) Upon any termination of this Agreement by any Party under Section 6.1 or 6.2, (i) this Agreement shall be of no further force and effect and each Party hereto shall be released from its commitments, undertakings, and agreements under or related to this Agreement and the Plan Term Sheet, including without limitation, any obligation of the Supporting Party, to support, consent, vote for, agree to or

not object to any provision in the Plan Term Sheet or the Plan, to waive, release, or limit any of the Supporting Party's Claims against the Debtor or any other entity or person, and shall have the rights and remedies that it would have had had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Plan or otherwise, that it would have been entitled to take had it not entered into this Agreement, and (ii) any and all consents and ballots tendered by the Supporting Party prior to such termination shall be deemed, for all purposes, automatically to be null and void *ab initio,* shall not be considered or otherwise used in any manner by the Parties in connection with the Plan and this Agreement or otherwise and, for the avoidance of doubt, such consents or ballots may be changed or resubmitted regardless of whether the applicable voting deadline has passed (without the need to seek a court order or consent from the Debtor allowing such change or resubmission); provided, however, that the agreements and obligations of the Parties in Section 9.10 of this Agreement shall survive such termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof. Notwithstanding the foregoing, any claim for breach of this Agreement that occurred prior to the date of a Party's termination of this Agreement and all rights and remedies of the Parties hereto shall not be prejudiced as a result of termination.

(b) Notwithstanding any provision in this Agreement to the contrary (with the exception of Section 6.2(c)), no Party shall terminate this Agreement if such party is in breach of any provision hereof.

(c) Notwithstanding any provision in this Agreement to the contrary, the Supporting Party and the Debtor may each agree to continue to be bound by the terms of this Agreement notwithstanding a breach of the Agreement by the other Party, and may in such case seek specific performance of the Agreement pursuant to Section 9.15 hereof.

6.4 Termination Upon Consummation of the Plan.

This Agreement shall terminate automatically without any further required action or notice upon the consummation of the Plan.

Section 7. Amendments.

This Agreement and the Plan Term Sheet may not be modified, amended, or supplemented, nor may any terms and conditions hereof or thereof be waived, without the prior written agreement by the Debtor and the Supporting Party.

Section 8. No Solicitation.

Notwithstanding anything to the contrary herein, this Agreement is not and shall not be deemed to be a solicitation of consents to, or votes upon, the Plan or any chapter 11 plan.

Section 9. Miscellaneous.

9.1 Resolution of Disputes.

Any pre-Effective Date disputes in any way relating to this Agreement, the Plan, the Definitive Documents and/or the Plan Term Sheet or any annexes thereto shall be resolved by the Bankruptcy Court.

9.2 Further Assurances.

Subject to the other terms hereof, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be commercially reasonably appropriate or necessary, from time to time, to effectuate the Plan in a manner consistent with the terms set forth in the Plan Term Sheet, as applicable, and in accordance with this Agreement.

9.3 Complete Agreement.

This Agreement and the Plan Term Sheet represent the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, oral or written, between the Parties with respect thereto. No claim of waiver, consent, or acquiescence with respect to any provision of this Agreement or the Plan Term Sheet shall be made against any Party, except on the basis of a written instrument executed by or on behalf of such Party.

9.4 Parties.

This Agreement shall be binding upon, and inure to the benefit of, the Parties. No rights or obligations of any Party under this Agreement may be assigned or transferred to any other person or entity. Nothing in this Agreement, express or implied, shall give to any person or entity, other than the Parties, any benefit or any legal or equitable right, remedy, or claim under this Agreement.

9.5 Headings.

The headings of all Sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof

9.6 Governing Law.

THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement in the Bankruptcy Court, and solely in connection with claims arising under this Agreement (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court, (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court, and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto. Each Party

hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

9.7 Execution of Agreement.

This Agreement may be executed and delivered (by facsimile, electronic mail, or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.

9.8 Interpretation.

This Agreement is the product of negotiations between the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

9.9 Successors and Assigns.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators, and representatives, other than a trustee or similar representative appointed in a bankruptcy case.

9.10 Acknowledgements.

Notwithstanding anything herein to the contrary, (a) this Agreement shall not be construed to limit exercise by the Debtor or any member of the Debtor's board of directors of their fiduciary duties to any person or entity, including but not limited to those arising from the Debtor's status as a debtor or debtor-in-possession under the Bankruptcy Code or under other applicable law; (b) the Supporting Party has no fiduciary duty or other duties or responsibilities to the Debtor, except as expressly provided herein or in the Plan Term Sheet; and (c) the Supporting Party has no fiduciary duty or other duties or responsibilities to any of the Debtor's creditors.

9.11 Notices.

All notices hereunder shall be deemed given if in writing and delivered, if sent by hand delivery, electronic mail, courier, or overnight delivery to the following addresses (or at such other addresses as shall be specified by like notice):

(a) if to the Debtor, to:

NephroGenex, Inc.
P.O. Box 400
Jamison, Pennsylvania 18929
Attention: John P. Hamill,
Chief Executive Office and Chief Financial Officer

Email Address: jhamill@nephrogenex.com

with copies to:

Cole Schotz P.C.
500 Delaware Ave., Suite 1410
Wilmington, Delaware 19801
Attention: David R. Hurst

Email Address: dhurst@coleschotz.com

(b) if to Medpace, to:

Medpace, Inc.
5375 Medpace Way
Cincinnati, Ohio 45227
Attention: Mr. Stephen Ewald
Ms. Amy Callow

Email Addresses: S.Ewald@Medpace.com
A.Callow@Medpace.com

with copies to:

Ulmer & Berne LLP
1660 West 2nd Street, Suite 1100
Cleveland, Ohio 44113
Attention: Todd A. Atkinson

Email Address: tatkinson@ulmer.com

Any notice given by hand delivery, electronic mail, courier, or overnight delivery shall be effective when received.

9.12 Waiver.

Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of the Supporting Party or the ability of the Supporting Party to protect and preserve its rights, remedies, and interests, including, without limitation, its Claims against the Debtor. If the Plan is not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Rule 408 of the Federal Rules of Evidence and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

9.13 Several, Not Joint, Obligations.

The agreements, representations, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

9.14 Remedies.

All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party or any other Party.

9.15 Specific Performance.

This Agreement is intended as a binding commitment enforceable in accordance with its terms against the Parties. It is understood and agreed by each of the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive relief or other equitable relief as remedy of any such breach.

9.16 No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties, and no other person or entity shall be a third-party beneficiary hereof.

9.17 Automatic Stay.

The Parties acknowledge that the giving of notice or termination by any Party pursuant to this Agreement shall not be violation of the automatic stay of section 362 of the Bankruptcy Code. Specifically, the Debtor acknowledges and agrees and shall not dispute that the giving of notice of termination by the Supporting Party pursuant to this Agreement shall not be a violation of the automatic stay of Section 362 of the Bankruptcy Code (and the Debtor hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice).

9.18 Survival of Agreement.

Each of the Parties acknowledges and agrees that, upon entry of the Approval Order, the rights granted in this Agreement are enforceable by each signatory hereto without approval of the Bankruptcy Court.

IN WITNESS WHEREOF, the Parties have entered into this Agreement on the day and year first above written.

NEPHROGENEX, INC.

By: ______________________________
Name: John P. Hamill

Its: Chief Executive Officer & Chief Financial Officer

____

MEDPACE, INC.

By: ______________________________
Name: Stephen P. Ewald
Its: General Counsel

EXHIBIT A

PLAN TERM SHEET

NephroGenex, Inc.
Chapter 11 Plan of Reorganization Term Sheet

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN AND IN THE PLAN SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES THERETO.

NEPHROGENEX, INC.
CHAPTER 11 PLAN OF REORGANIZATION TERM SHEET

This Term Sheet, which is Exhibit A to the Plan Support Agreement, describes the proposed terms of a restructuring (the "Restructuring") of NephroGenex, Inc. ("NephroGenex" or the "Debtor"). The Debtor will implement the Restructuring through a plan of reorganization under chapter 11 of the Bankruptcy Code, which shall be consistent with the terms of this Term Sheet and the Plan Support Agreement (as it may be amended or supplemented from time to time in accordance with the terms of the Plan Support Agreement, the "Plan" or "Reorganization Plan"). This Term Sheet incorporates the rules of construction set forth in § 102 of the Bankruptcy Code.

This Term Sheet does not include a description of all of the terms, conditions, and other provisions that are to be contained in the definitive restructuring documents, which remain subject to discussion and negotiation in accordance with this Term Sheet and the Plan Support Agreement. The definitive restructuring documents will contain terms and conditions that are dependent on each other, including those described in this Term Sheet.

Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Debtor's Plan of Liquidation Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 255] (the "Liquidation Plan").

OVERVIEW OF THE RESTRUCTURING

In general, the Restructuring contemplates the following:

(a) in place of the currently proposed liquidation pursuant to the Liquidation Plan, the reorganization of the Debtor under chapter 11 of the Bankruptcy Code as a going concern (the "Reorganized Debtor") pursuant to the terms of the Reorganization Plan; and

(b) exchanging a $4.31 million unsecured claim for sole and newly issued equity in the Reorganized Debtor.

TREATMENT OF CLAIMS UNDER THE PLAN

Class Description	Status	Proposed Treatment
Administrative Claims (Unclassified) Estimated Recovery: 100%	Unimpaired	On or as soon as reasonably practicable after the later of (i) the Effective Date or (ii) the date such Administrative Claim becomes an Allowed Administrative Claim, a Holder of an Allowed Administrative Claim (other than a Professional) shall receive, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Administrative Claim, (a) Cash equal to the unpaid portion of the Face Amount of such Allowed Administrative Claim or (b) such other treatment as to which such Holder and the Debtor or the Reorganized Debtor, as applicable, shall have agreed upon in writing.
Professional Fee Claims (Unclassified) Estimated Recovery: 100%	Unimpaired	As reasonably practicable after a Professional Fee Claim has been Allowed by final order of the Court, a Holder of an Allowed Professional Fee Claim shall receive, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Professional Fee Claim, (a) Cash equal to the unpaid portion of the Face Amount of such Allowed Professional Fee Claim or (b) such other treatment as to which such Holder and the Debtor or the Reorganized Debtor, as applicable, shall have agreed upon in writing.

		The Debtor estimates that Professional Fee Claims will total approximately $500,000.
Priority Tax Claims (Unclassified) Estimated Recovery: 100%	Unimpaired	On or as soon as reasonably practicable after the later of (i) the Effective Date or (ii) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, a Holder of an Allowed Priority Tax Claim shall receive, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Priority Tax Claim, (a) Cash equal to the unpaid portion of the Face Amount of such Allowed Priority Tax Claim or (b) such other treatment as to which such Holder and the Debtor or the Reorganized Debtor, as applicable, shall have agreed upon in writing.
Miscellaneous Class 1: Secured Claims Estimated Recovery: 100%	Unimpaired	On or as soon as reasonably practicable after the later of (i) the Effective Date or (ii) the date such Miscellaneous Secured Claim becomes an Allowed Miscellaneous Secured Claim, a Holder of an Allowed Miscellaneous Secured Claim shall receive, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Miscellaneous Secured Claim, (a) Cash equal to the value of such Allowed Miscellaneous Secured Claim, (b) a return of the Holder's Collateral securing the Miscellaneous Secured Claim, (c) such treatment required under section 1124(2) of the Bankruptcy Code for such Claim to be rendered Unimpaired or (d) such other treatment as to which such Holder and the Debtor or the Reorganized Debtor, as applicable, shall have agreed upon in writing.
Class 2: Priority Non-Tax Claims Estimated Recovery: 100%	Unimpaired	On or as soon as reasonably practicable after the later of (i) the Effective Date or (ii) the date such Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim, a Holder of an Allowed Priority Non-Tax Claim shall receive, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Priority Non-Tax Claim, (a) Cash equal to the unpaid portion of the Face Amount of such Allowed Priority Non-Tax Claim or (b) such other treatment as to which such Holder and the Debtor or the Reorganized Debtor, as applicable, shall have agreed upon in writing.
Class 3: General Unsecured Claims	Impaired	On the Effective Date, each Holder of an Allowed General Unsecured Claim shall receive,

Estimated Recovery: 39.4%-57.7%		in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed General Unsecured Claim, such Holder's pro rata share (without taking into account the general unsecured claim of Medpace, Inc. ("Medpace")) of $875,000 in Cash (the "Class 3 Payment Amount"); provided, however, that the Class 3 Payment Amount will be reduced (i) if there is insufficient Cash in the Debtor's Estate on the Effective Date to (a) pay all Allowed Professional Fee Claims, Allowed Administrative Claims and Allowed Priority Claims and (b) fund in full the Class 3 Payment Amount and the Liquidating Trust Budget; and/or (ii) if, through the Reorganized Debtor's (at Medpace's direction) payment of a cure amount, the aggregate amount of unsecured claims is reduced. For the avoidance of doubt, in the event that the Class 3 Payment Amount is reduced due to the Reorganized Debtor's (at Medpace's direction) payment of a cure amount, the effective recovery to the remaining holders of unsecured claims will not be affected (*i.e.*, will not be increased or decreased) by such reduction in the Class 3 Payment Amount.
Class 4: Medpace Unsecured Claim	Impaired	On the Effective Date, Medpace shall receive, in full satisfaction, settlement, release and discharge of, and in exchange for, its Allowed claim in the amount of $4,312,698.51 (the "Medpace Unsecured Claim") one hundred percent (100%) of the common stock in the Reorganized Debtor (the "Reorganized NephroGenex Common Stock"). The sole equity interests in the Reorganized Debtor shall consist of the Reorganized NephroGenex Common Stock newly issued to Medpace in accordance with section 1123(a)(5)(J) of the Bankruptcy Code. The Medpace Unsecured Claim shall be Allowed under the Plan.
Class 5: Subordinated 510(c) Claims Estimated Recovery: 0%	Impaired	On the Effective Date, all Subordinated 510(c) Claims shall be deemed eliminated, cancelled and/or extinguished and each Holder thereof shall not be entitled to, and shall not receive or retain, any property under the Plan on account of such Subordinated 510(c) Claims.

Class 6: Subordinated 510(b) Claims Estimated Recovery: 0%	Impaired	On the Effective Date, all Subordinated 510(b) Claims shall be deemed eliminated, cancelled and/or extinguished and each Holder thereof shall not be entitled to, and shall not receive or retain, any property under the Plan on account of such Subordinated 510(b) Claims.
Class 7: Interests Estimated Recovery: 0%	Impaired	On the Effective Date, all Interests shall be cancelled and each Holder thereof shall not be entitled to, and shall not receive or retain, any property or interest in property under the Plan on account of such Interests.

<u>OTHER PROVISIONS REGARDING THE PLAN</u>

Plan Proponent; Cooperation of the Parties	The Plan shall provide that the Debtor is the sole proponent of the Plan; <u>provided</u>, <u>however</u>, that the Plan and all related documentation (the "<u>Supporting Documents</u>") shall be consistent with the terms hereof and shall contain such other terms and conditions agreed by the Debtor and Medpace (together, the "<u>Parties</u>"). The Parties shall negotiate in good faith with respect to definitive documentation of the Plan and all Supporting Documents. The Plan shall provide that the Plan and any Supporting Documents shall not be amended or modified without the prior written consent of Medpace (which consent shall not be unreasonably withheld).
Source of Plan Funding	Payments required under the Plan shall be funded solely from Cash held by the Debtor as of the Effective Date.
Continued Corporate Existence	The Debtor shall continue to exist after the Effective Date as the Reorganized Debtor in accordance with applicable law and pursuant to its certificate of incorporation and bylaws, as amended and restated on the Effective Date.
Vesting of Assets in the Reorganized Debtor	On the Effective Date, all property in the Debtor's Estate (subject to "Books and Records" and "Funding of Liquidating Trust," as set forth below), all Causes of Action, and any property acquired by the Debtor pursuant to the Plan shall vest in the Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances; <u>provided</u>, <u>however</u>, that the Reorganized Debtor shall waive and release any rights, claims or causes of action against any current or former director or officer of the Debtor. On and after the Effective Date, the Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

Liquidating Trust	On the Effective Date, a liquidating trust (the "Liquidating Trust") shall be established for the purpose of, among other things, (i) reconciling proofs of claim and administrative claims and making distributions to holders of such claims; and (ii) retaining custody and control over certain books and records of the Debtor after the Effective Date (the "Retained Books and Records"). The Retained Books and Records shall consist of (i) the Debtor's books and records in the form of electronic mail correspondence, (ii) the Debtor's books and records containing privileged communications and (iii) all minutes of the Debtor's board of directors or any subcommittee thereof, and any presentations made or provided to such bodies. The Liquidating Trust shall provide prompt access to non-privileged Retained Books and Records to the Reorganized Debtor upon request. The Liquidating Trust shall dissolve no later than five years after the Effective Date. Once the Liquidating Trust is dissolved, the Retained Books and Records shall revert back to the Reorganized Debtor.
Funding of Liquidating Trust	On the Effective Date, the Debtor shall transfer to the Liquidating Trust all of the Debtor's Cash, to be used by the Liquidating Trust as follows: (i) first, to pay all Allowed Professional Fee Claims, Allowed Priority Claims and Allowed Administrative Claims; and (ii) second, to fund the Class 3 Payment Amount and the budget for administration of the Liquidating Trust, in the amount of $231,275 (the "Liquidating Trust Budget"). After (x) all Professional Fee Claims, Priority Claims and Administrative Claims have been Allowed or Disallowed, and the Allowed amounts of such Claims have been paid; and (y) the Class 3 Payment Amount and Liquidating Trust Budget have been fully funded and reserved, any remaining Cash in the Liquidating Trust shall be promptly transferred to, and become property of, the Reorganized Debtor.
Appointment of Liquidating Trustee	On the Effective Date, John P. Hamill, the Debtor's Chief Executive Officer and Chief Financial Officer, shall be appointed as the trustee of the Liquidating Trust.
Books and Records	On or as soon as practicable after the Effective Date, the Debtor or its representatives shall transfer to the Reorganized Debtor all books and records of the Debtor, except the Retained Books and Records which shall be retained by the Liquidating Trust until dissolution of the Liquidating Trust, at which time such books and records shall revert back to the Reorganized Debtor.
Executory Contracts and Leases	The Plan shall provide that all executory contracts and unexpired leases of the Debtor shall be rejected as of the Effective Date, except those executory contracts and unexpired leases listed in the Plan or the Plan Supplement as executory contracts and unexpired leases to be assumed (the "Assumed Contracts and Leases"). The

	Assumed Contracts and Leases shall be designated by Medpace, and any cure costs arising from the assumption of the Assumed Contracts and Leases shall be borne by Medpace. From the signing of the Plan Support Agreement, the Debtor will not accept or reject any executory contract and/or unexpired lease without the prior written consent of Medpace (which shall not be unreasonably withheld); provided, however, that the Debtor will reject any and all agreements, to the extent any such agreements are executory contracts, with the South Carolina Research Foundation effective on or before the Effective Date. The Debtor or Reorganized Debtor, as applicable, will have 30 days after the entry of a final court decision regarding disputed claims arising from an executory contract or unexpired lease to decide whether to assume or reject such executory contract or unexpired lease.
Releases and Exculpation	As proposed in the Debtor's Liquidation Plan, except that Medpace and its advisors shall now be included as a released party and an exculpated party to the fullest extent allowed by law.
Professional Compensation Requests	All final requests for payment of Professional Fee Claims (the "Final Fee Applications") must be filed no later than thirty (30) days after the Effective Date. Final Fee Applications must be served on the Office of the U.S. Trustee, counsel to Medpace and counsel to the Debtor. Objections, if any, to Final Fee Applications of such Professionals must be filed and served on the U.S. Trustee, counsel to Medpace, counsel to the Debtor and the requesting Professional no later than twenty (20) days after the date on which each such Final Fee Application is served and filed. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Court, the Allowed amounts of such Professional Fee Claims shall be determined by the Court. The Debtor acknowledges, and the Plan shall provide, that the Reorganized Debtor and Medpace have standing to object for any reason or cause to Final Fee Applications and any other request by a Professional for the payment of fees and expenses in the Chapter 11 Case. In the event that the Reorganized Debtor or Medpace asserts an objection to a Professional's request for the payment of fees or expenses, counsel to the Debtor shall not represent such Professional in connection with resolution of such objection.
Medpace Administrative Claim	Medpace shall have an Allowed Administrative Claim (the "Medpace Administrative Claim") in the amount of $83,444, which amount already has been paid to Medpace pursuant to the Consulting Agreement, by and between the Debtor and Medpace, dated as of May 1, 2016, which agreement was approved by Court

	order dated May 27, 2016 [Docket No. 62]. Medpace shall not be required to file a proof of claim or other pleading to evidence the Medpace Administrative Claim. Other than the Medpace Unsecured Claim and the Medpace Administrative Claim, Medpace shall assert no other claims in the Chapter 11 Case.
Treatment of Certain Employee Claims	The Parties acknowledge that the Debtor has scheduled the following liquidated, non-contingent and undisputed claims: (i) an unsecured claim in favor of John P. Hamill in the amount of $23,750, including a priority amount of $12,850, on account of prepetition paid time off; and (ii) a priority unsecured claim in favor of Annie Poulos in the amount of $4,086.54, on account of prepetition paid time off. See Schedules of Assets and Liabilities for NephroGenex, Inc. [Docket No. 42]. The Parties further acknowledge that John P. Hamill has filed a proof of claim (Claim No. 29) in the amount of $534,995.05, on account of the Debtor's severance obligations; and Annie Poulos has filed a proof of claim (Claim No. 42) in the amount of $41,496.50, including a priority amount of $8,763.46, on account of the Debtor's severance obligations. Finally, the Parties acknowledge that John P. Hamill and Annie Poulos assert administrative claims in the amounts of approximately $45,673.00 and $13,894.00, respectively, on account of postpetition paid time off. The Parties acknowledge and agree that the claims described in this paragraph shall be Allowed pursuant to the Plan or otherwise by motion filed with the Court. Medpace agrees that it shall not object to the Allowance of such claims.
Directors and Officers Insurance Coverage	The Parties acknowledge that the Debtor maintains directors and officers ("D&O") insurance coverage from various carriers, including certain "tail" coverage. Medpace acknowledges that the transaction contemplated hereby is not intended to affect or impair such D&O insurance coverage, and agrees not to take any action before or after the Effective Date that would affect or impair the Debtor's D&O insurance coverage, including the related tail coverage.
Certain Obligations of Reorganized Debtor	The Parties acknowledge that the Reorganized Debtor shall be responsible for, among other things, (i) filing federal and state income tax returns for the Debtor for tax year 2017; (ii) issuing Form W-2 statements to the Debtor's employees for calendar year 2017; and (iii) issuing Form 1099 statements to the Debtor's consultants for calendar year 2017.
Corporate Governance Structure	The documentation evidencing the corporate governance for the Reorganized Debtor, including the charter, bylaws, operating agreements (if any), shareholder agreements (if any), and/or other organization documents, in each case shall be acceptable to Medpace.

Reorganized Debtor's Initial Directors	The Reorganized Debtor's schedule of initial directors pursuant to section 1129(a)(5) of the Bankruptcy Code shall be designated by Medpace and disclosed in the Plan Supplement.
Management Incentive Plan	The Debtor shall not implement a management incentive plan (or any executive bonus plan or employee benefit plan) without the consent of Medpace. Further, the Debtor will reject any management incentive plan, executive bonus plan, executive employment contract or employee benefit plan, and any such management incentive plan, executive bonus plan, executive employment contract and/or employee benefit plan will be deemed cancelled as of the Plan Effective Date, unless alternative treatment is imposed with the consent of Medpace.
Cancellation of Instruments, Certificates, and Other Documents	On the Effective Date, except to the extent otherwise provided herein, all instruments, certificates, plans, agreements and other documents evidencing debt of the Debtor or equity interests in the Debtor shall be cancelled, and the obligations of the Debtor thereunder, or in any way related thereto, shall be discharged.
Issuance of New Equity	The manner and specifics of the issuance of the new equity or other form of security in the Reorganized Debtor shall be designated by Medpace and issued in cooperation with Medpace.
Other Plan Terms	The Plan shall contain all other customary terms otherwise reasonably acceptable to Medpace. The Plan will (i) comply with all applicable regulatory requirements (if any), including any regulatory requirements that may arise from the change of control carried out through the restructuring, (ii) be structured so as to preserve the Debtor's intellectual property attributes to the greatest extent practicable, which structure shall be acceptable to Medpace, and (iii) be structured to maximize tax efficiencies to the greatest extent practicable, which structure shall be acceptable to Medpace.

**IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE**

In re:	:	Chapter 11
NEPHROGENEX, INC.,	:	Case No. 16-11074 (KG)
Debtor.[1]	:	**Related to Docket No. ___**

**ORDER AUTHORIZING DEBTOR TO ENTER
INTO PLAN SUPPORT AGREEMENT WITH MEDPACE, INC.**

Upon the motion (the "Motion")[2] of the debtor and debtor-in-possession in the above-captioned chapter 11 case for entry of an order, pursuant to sections 105(a) and 363 of the Bankruptcy Code and Bankruptcy Rule 6004, authorizing the Debtor to enter into that certain Plan Support Agreement (the "PSA"), by and between the Debtor and Medpace, Inc., a copy of which is attached hereto as Exhibit 1; and the Court finding that: (a) the Court has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334, (b) this matter is a core proceeding within the meaning of 28 U.S.C. § 157(b)(2) and (c) due and sufficient notice of the Motion has been given under the particular circumstances and no other or further notice need be provided; and after due deliberation thereon and good and sufficient cause appearing therefor; and the Court having concluded that the PSA is the result of good faith, arm's-length negotiations and that the Debtor's entry into the PSA would be an exercise of due care and sound business judgment, it is hereby

---

1 The last four digits of the Debtor's federal tax identification number are 5171. The mailing address for the Debtor is 3200 Beechleaf Court, Suite 900, Raleigh, NC 27604.

2 Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Motion.

ORDERED, ADJUDGED AND DECREED THAT:

1. The Motion is GRANTED as set forth herein.

2. The Debtor is authorized to enter into the PSA, substantially in the form attached hereto as Exhibit 1.

3. The Debtor is authorized to proceed with consummation of the PSA, and to take all other actions contemplated by the PSA.

4. The Debtor is authorized to take all actions necessary to effectuate the relief granted in this Order.

5. Notwithstanding any applicability of Bankruptcy Rule 6004(h), the terms and conditions of this Order shall be effective and enforceable immediately upon its entry.

6. The Court shall retain jurisdiction to hear and determine all matters arising from or related to the interpretation, implementation or enforcement of this Order

Dated: February ___, 2017
Wilmington, Delaware

____
The Honorable Kevin Gross
United States Bankruptcy Judge